Exhibit 99.1

www.hearstargyle.com

NEWS

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR

THIRD QUARTER ENDED SEPTEMBER 30, 2007

NEW YORK, N.Y., November 8, 2007 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced third quarter 2007 net income of $9.7 million and earnings per diluted share of $0.10 compared to net income of $16.5 million and earnings per share of $0.18, in third quarter 2006. Results were impacted by $3.6 million of expenses incurred during the quarter associated with Hearst Corporation’s recently expired tender offer for the 27% of HTV it does not already own. Excluding tender offer-related expenses, earnings per share would have been $0.13.

Results for the Quarter Ended September 30, 2007

For the quarter ended September 30, 2007, total revenue of $176.8 million was down approximately 3% compared to the quarter ended September 30, 2006, and up 8% compared to the quarter ended September 30, 2005. Revenues in the quarter reflect:

•                  a 5.6% increase in core net advertising sales to $146.4 million, attributable in part to the acquisition of WKCF in August, 2006;

•                  a $16.5 million decrease in net political advertising;

•                  a 43% increase in net digital media revenue to $5.2 million; and

•                  an 18% increase in retransmission consent revenue to $5.6 million.

The current advertising environment for some of the Company’s leading stations continues to be impacted by local economic issues, particularly the much reported downturn in the housing market in California, Florida and certain areas in the Northeast. This is further aggravated by the lagging NBC prime-time performance. The categories most affected include furniture, housewares, financial services and movies. While the auto category was down marginally during the quarter, it appears to be stabilizing in most of our markets. The growth in core net advertising sales in the quarter can be attributed to strength in the telecommunications, consumer packaged goods, retail, beverages, fast food and pharmaceutical categories, among others.

Commenting on the announcement, David Barrett, President and Chief Executive Officer stated, “We are encouraged by the competitive operating performance achieved by most of our stations in third quarter, given the expected decline in political ad spending, continued softness in the automotive category, and overall economic conditions that affect consumer confidence and consumer spending.

-more-

“Our local stations continue to deliver strong local audience ratings, and consistently over-index our networks’ ratings in prime time. During the July sweeps period, six Hearst-Argyle Television stations were among the top 10 ABC affiliates in prime time – an unprecedented ratings achievement for a single affiliate group. We’re also making great strides with our digital media initiatives, launching and refining digital products, and tapping into the growing digital revenue ad stream.

“Our stations and our Company are well positioned to capitalize on the numerous opportunities that await us in 2008, including a robust political advertising environment and the Beijing Olympics, which will provide ratings, revenue, and promotional benefits for our 10 NBC stations. The fundamentals of our core station business will be strong in 2008, and we anticipate accelerating growth for our various digital media programs, as well as for retransmission consent revenues.”

Update on Strategic Initiatives

The Company continues to significantly grow its audience on multiple digital platforms creating new revenue growth opportunities.

•                  Retransmission consent negotiations

During the quarter we announced our latest long term retransmission consent agreement with Cox Communications. With a majority of our retransmission agreements coming up for renewal at the end of 2008 and during 2009, we anticipate future retransmission revenue growth.

•                  On-line

During third quarter the Company’s station Websites delivered very significant gains in monthly unique visitors, visits and page views. This has been the result of increasing investment in content, new product innovation, our investment in Internet Broadcasting and our expanding partnership with CNN.com. Metrics for the quarter include:

	3 Months	3 Months	Volume	Percentage
HTV Digital*	9/30/07	9/30/06	Increase	Increase
Average Monthly Unique Visitors	18,224,568	7,789,304	10,435,264	134.0%
Quarterly Visits	107,877,292	63,784,260	44,093,032	69.1%
Quarterly Page views	420,837,078	309,132,900	111,704,178	36.1%
Quarterly Video Streams	13,789,926	9,226,830	4,563,096	49.5%

* Source : Webtrends

•                  New product innovation

In August, we launched High School Playbook, (www.highschoolplaybook.com), which combines the best attributes of television and the Internet to deliver local high school sports on-air and on-line. High School Playbook currently operates in seven markets with more markets expected to launch in the future.

•                  Multicast

To date sixteen Hearst-Argyle stations have launched weather multicast channels.

•                  Local HD News Production

Currently, four of our largest stations are producing local news in high definition: KCRA-TV, Sacramento; WCVB-TV, Boston; KMBC-TV, Kansas City; and WESH-TV, Orlando.

•                  Strategic alliances

Local video is an important advantage for local television stations and we continue to expand our on-line video reach. On November 1, we launched 10 new channels on YouTube bringing our YouTube channel platform to 26. Since first launching in June, our YouTube channels have served more than 13 million videos.

•                  Industry digital transition

The television industry’s conversion to digital is well underway. Hearst-Argyle is one of the leaders in industry efforts to educate viewers and consumers across the country about the pending conversion in February 2009.

Liquidity and Capital Resources

As of September 30, 2007, the Company had $55.6 million of cash on hand and has $400 million available under its $500 million credit facility. During the fourth quarter, the Company will repay $125 million of 7% senior notes and $90 million of private placement notes with a combination of cash and borrowing under the credit facility. We expect to finish the year with a net reduction in total debt, after investing in the business and paying dividends to shareholders.

2007 Updated Outlook

Harry Hawks, Executive Vice President and Chief Financial Officer stated, “When we began the year we expected total revenue to decline approximately 1% to 4% following record total revenue in 2006 which included $88 million of record political revenue. The challenges to our near term outlook continue to be the effects of the housing downturn in our largest markets, NBC prime-time performance and the uncertainty of certain key advertising sales categories. Although we are encouraged by an increase in automotive ad spending on our station group in the month of September, prospects for our largest category are difficult to forecast. In addition, predicting fourth quarter political advertising with certainty is difficult. Based upon the best information available today, we expect to finish 2007 with total revenue in the range of $748.0 to $756.0 million, down approximately 3.7% to 4.8% compared to 2006.

The tables below provide updated revenue and expense information.

Updated 2007 Revenue Outlook (GAAP)

($s in millions)	2006 Actual	2007 Outlook Range
Net local, national and political ad revenue	$702.3	$656.0	$661.0
Net digital media revenue	15.5	21.0	22.0
Retransmission consent	17.9	21.0	22.0
Network compensation	9.8	9.0	9.0
Other	39.9	41.0	42.0
Total Net Revenue	$785.4	$748.0	$756.0

Updated 2007 Expense and Expenditure Outlook (GAAP)

	Actual	Outlook
($’s in millions)	2006	2007
Salaries, Benefits and Other Operating Expenses (SB&O)
SB&O, excluding digital media and stock-based compensation expenses	$383.7	$391.2
Digital media expense	10.1	15.0
Stock-based compensation expense	3.8	4.0
Total Salaries, Benefits and Other Operating Expenses	$397.6	$410.2

Amortization of Program Rights	68.6	75.9

Program Payments	67.8	73.6

Depreciation & Amortization	59.2	56.0

Corporate G&A
Corporate G&A, excluding stock-based compensation expense	27.6	29.8
Stock-based compensation expense	3.7	4.1
Tender Offer expenses	—	5.0
Total Corporate G&A	$31.3	$38.9

Interest Expense, net	59.9	61.2

Interest Expense, net - Capital Trust	9.8	9.8

Equity in (Income) loss of Affiliates, net of tax	(0.5)	$2.2

Effective Tax Rate	37.3%	37.0%

Capital Expenditures	$64.2	$60.0

Salaries, Benefits and Other Operating Expense: For third quarter 2007, SB&O expense increased $2.3 million or 2% in support of the Company’s growth objectives including the addition of WKCF-TV, which created a duopoly in Orlando, and the growth of our digital media operations at the station level. We expect full year SB&O expense to be $410.2 million, down $1.0 million from prior guidance.

Amortization of Program Rights: For third quarter 2007, amortization of program rights increased $0.9 million to $18.7 million due mainly to the addition of WKCF-TV. For 2007, amortization of program rights guidance remains substantially unchanged at $75.9 million.

Program Payments: Program payments increased $1.2 million to $18.8 million for third quarter 2007 due to the addition of WKCF-TV. Full-year program payments are expected to be $73.6 million, substantially unchanged from prior guidance.

 Depreciation and amortization: Depreciation and amortization expense declined $1.3 million to $13.3 million for third quarter 2007. For the full year, depreciation and amortization is expected to be approximately $56.0 million, unchanged from prior guidance.

Corporate, general and administrative expense: Corporate, general and administrative expense increased $4.7 million to $12.5 million for third quarter 2007 due mainly to $3.6 million of legal and investment banking fees related to the tender offer. For the full year, corporate, general and administrative expense is estimated to be approximately $38.9 million, higher than prior guidance of $33.2 million due mainly to tender offer expenses incurred in the third quarter and estimated for the fourth quarter.

Equity in (income) loss of affiliates, net of tax: Equity in loss of affiliates, net of tax, was $733,000 for third quarter 2007 compared to income of $37,000 in the prior period. For both periods, our share of income in Internet Broadcasting was substantially offset by our share of losses from Ripe Digital Entertainment. For the full year, the Company now projects an equity loss of $2.2 million compared to a loss of $1.4 million in prior guidance to reflect affiliates’ increased levels of spending on new strategic initiatives.

Effective tax rate: For third quarter 2007, the effective tax rate was 17.0% compared to 36.6% in third quarter 2006. For the full year, the effective tax rate is expected to be approximately 37.0%. As disclosed in prior quarters, the tax provision could vary significantly from quarter to quarter as we adjust tax positions when events occur, consistent with FIN 48.

Capital Expenditures:  For the full year, we expect to invest $60.0 million in property, plant and equipment with $42.0 million invested year to date. Investments include the transition to high definition news production in select markets, enhancement of our information technology infrastructure, renovation, construction and support of our digital initiatives.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations owned by Hearst Corporation, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of America’s largest television station groups. Hearst-Argyle owns 12 ABC-affiliated stations, and manages an additional ABC station owned by Hearst Corporation, and is the largest ABC affiliate group. The Company also owns 10 NBC affiliates, and is the second-largest NBC affiliate owner, and owns two CBS affiliates. Also, Hearst-Argyle owns more than 30 Websites and currently multicasts 16 digital weather channels. Hearst Corporation owns approximately 73% of Hearst-Argyle’s total outstanding common stock. Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-). Hearst-Argyle’s corporate Web address is www. hearstargyle.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors. Those factors include the impact on our operations from:

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Our ability to service and refinance our outstanding debt;

•                  Changes in advertising trends and our advertisers’ financial condition; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Income

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007 (1)	2006 (1)	2005 (1)	2007 (1)	2006 (1)	2005 (1)
	(In thousands, except per share data)			(In thousands, except per share data)

Total revenue (2)	$176,775	$182,993	$164,173	$539,177	$550,974	$514,905

Station operating expenses:
Salaries, benefits and other operating costs	101,831	99,574	94,050	305,073	294,016	273,333
Amortization of program rights	18,679	17,751	15,155	57,329	49,034	45,648
Depreciation and amortization	13,310	14,634	12,427	42,492	46,103	38,861
Corporate, general and administrative expenses	12,534	7,868	6,003	29,201	22,766	17,559
Operating income	30,421	43,166	36,538	105,082	139,055	139,504

Interest expense	15,926	16,427	16,385	47,846	48,942	49,050
Interest income	(555)	(1,736)	(972)	(1,309)	(4,983)	(2,174)
Interest expense, net - Capital Trust	2,438	2,438	2,438	7,313	7,313	7,313
Other expense	—	—	—	—	2,501	—

Income before income taxes	12,612	26,037	18,687	51,232	85,282	85,315

Income tax expense	2,138	9,531	7,288	18,656	30,807	(4,154)
Equity in loss (income) of affiliates, net of tax (3)	733	(37)	(279)	1,564	(102)	(899)
Net income	9,741	16,543	11,678	31,012	54,577	90,368

Less preferred stock dividends	—	—	—	—	—	2
Income applicable to common stockholders	$9,741	$16,543	$11,678	$31,012	$54,577	$90,366

Income per common share-basic	$0.10	$0.18	$0.13	$0.33	$0.59	$0.97
Number of common shares used in the calculation	93,643	92,721	92,867	93,459	92,703	92,842

Income per common share-diluted	$0.10	$0.18	$0.13	$0.33	$0.59	$0.96
Number of common shares used in the calculation (4)	94,172	93,154	93,254	94,152	93,177	98,388

Dividends per common share declared	$0.07	$0.07	$0.07	$0.21	$0.21	$0.21

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$146,355	$138,643	$145,372	$458,222	$453,448	$460,669
Net digital media revenue	5,246	3,677	113	14,282	10,227	205
Net political revenue	6,960	23,429	2,435	13,363	38,490	5,489
Network compensation	2,144	2,610	4,458	7,258	6,868	14,272
Retransmission consent revenue	5,561	4,722	2,604	16,148	13,351	5,223
Other revenue	10,509	9,912	9,191	29,904	28,590	29,047
Common shares outstanding, net of treasury shares				93,802	92,706	92,911

Supplemental Non-GAAP Data (*) :
Adjusted EBITDA (A)	$43,731	$57,800	$48,965	$147,574	$185,158	$178,365
Free cash flow	$24,505	$47,764	$34,716	$44,629	$115,994	$72,792

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Balance Sheets

	September 30, 2007	December 31, 2006
	(In thousands)

Assets
Current assets:
Cash and cash equivalents	$55,568	$18,610
Accounts receivable, net	152,984	161,783
Program and barter rights	87,065	67,949
Deferred income tax asset	4,672	4,672
Other	6,288	5,671
Total current assets	306,577	258,685
Property, plant and equipment, net	300,195	295,094
Intangible assets, net	2,514,830	2,520,040
Goodwill	816,728	816,724
Other assets:
Deferred financing costs, net	$8,303	$9,648
Investments	41,157	40,454
Program and barter rights, noncurrent	9,928	15,227
Other assets	1,398	2,216
Total other assets	60,786	67,545
Total assets	$3,999,116	$3,958,088

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$90,028	$90,048
Accounts payable	12,570	18,208
Accrued liabilities	42,356	66,515
Program and barter rights payable	86,159	65,473
Payable to Hearst Corporation, net	5,858	7,317
Other	7,759	2,693
Total current liabilities	244,730	250,254

Program and barter rights payable, noncurrent	17,573	22,411
Long-term debt	777,110	777,122
Note payable to Capital Trust	134,021	134,021
Deferred income tax liability	830,496	838,229
Other liabilities	90,050	53,244
Total noncurrent liabilities	1,849,250	1,825,027
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—
Series A common stock	571	563
Series B common stock	413	413
Additional paid-in capital	1,334,125	1,309,578
Retained earnings	716,190	716,146
Accumulated other comprehensive loss, net	(33,109)	(33,109)
Treasury stock, at cost	(113,054)	(110,784)
Total stockholders’ equity	1,905,136	1,882,807
Total liabilities and stockholders’ equity	$3,999,116	$3,958,088

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2007	2006	2005 (5)
	(In thousands)
Operating Activities
Net income	$31,012	$54,577	$90,368
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37,282	41,505	34,355
Amortization of intangible assets	5,210	4,598	4,506
Amortization of deferred financing costs	1,345	1,453	1,286
Amortization of program rights	57,329	49,034	45,648
Deferred income taxes	9,653	10,587	13,165
Equity in loss (income) of affiliates, net	1,564	(102)	(899)
Provision for (benefit from) doubtful accounts	1,081	(593)	1,167
Stock-based compensation expense	6,180	5,764	—
Investment write-off	—	2,501	—
(Gain) or loss on disposition of assets	(4)	(812)	—
Dividends received from affiliates	—	—	2,504
Program payments	(55,044)	(48,816)	(47,467)
Changes in operating assets and liabilities:
Decrease (increase) in Accounts receivable	6,718	13,208	6,552
Decrease (increase) in Other assets	9	7,925	(9,608)
(Decrease) increase in Accounts payable and accrued liabilities	(28,851)	4,090	(8,280)
(Decrease) increase in Other liabilities	13,248	9,363	(35,799)
Net cash provided by operating activities	$86,732	$154,282	$97,498

Investing Activities
Purchases of property, plant and equipment, net	(42,103)	(38,288)	(24,706)
Acquisition of WKCF-TV	—	(217,385)	—
Cash proceeds from insurance recoveries	1,000	1,594	—
Investment in affiliates and other, net	(1,874)	(10,681)	(6,387)
Net cash used in investing activities	$(42,977)	$(264,760)	$(31,093)

Financing Activities
Borrowings on credit facility	—	100,000	—
Dividends paid on preferred stock	—	—	(2)
Dividends paid on common stock	(19,640)	(19,464)	(19,505)
Redemption of preferred stock	—	—	(11,251)
Series A Common Stock repurchases	(2,270)	(2,780)	(9,361)
Principal payments & repurchase of long term debt	(12)	(10,035)	(39)
Proceeds from employee stock purchase plan & stock option exercises	15,125	3,496	8,239
Net cash (used in) provided by financing activities	$(6,797)	$71,217	$(31,919)

Increase (decrease) in cash and cash equivalents	36,958	(39,261)	34,486
Cash and cash equivalents at beginning of period	18,610	120,065	92,208
Cash and cash equivalents at end of period	$55,568	$80,804	$126,694

Supplemental Cash Flow Information:
Cash paid during the period for:
Interest	$37,911	$37,745	$37,859
Interest on Note payable to Capital Trust	$4,875	$7,313	$7,313
Taxes, net of refunds	$34,963	$26,656	$35,717
Non-cash investing and financing activities:
Accrued property, plant & equipment purchases	$337	$7,645	$308

Notes to Consolidated Statements of Income

(1)  Results of operations for the three and nine months ended September 30, 2007, 2006 and 2005 include (i) the results of our 25 television stations, which were owned for the entire period presented, and the management fees derived by the three television and two radio stations managed by us for the entire period presented; and (ii) the results of operations of WKCF-TV, after our acquisition of the station on August 31, 2006.

(2)  Total revenue includes local & national, digital media and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Primarily represents the Company’s equity interests in the operating results of Internet Broadcasting, Ripe Digital Entertainment and other investments.

(4)  For the three and nine months ended September 30, 2007 and 2006 and the three months ended September 30, 2005, diluted shares do not include 5,128,205 common shares underlying the 7.5% Series B Redeemable Convertible Preferred Securities because to do so would have been antidilutive. For the nine months ended September 30, 2005, diluted shares include 5,128,205 common shares underlying the Series B Redeemable Convertible Preferred Securities. When the securities related to the Capital Trust are dilutive, the interest, net of tax, related to the Capital Trust is added back to Income applicable to common stockholders for purposes of the diluted EPS calculation.

(5)  For comparability, certain immaterial amounts in 2005 have been reclassified in the condensed consolidated statements of cash flows to conform to the current year presentation.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions. Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone. Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements. In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income: interest expense; interest income, interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges. Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations. Current year periods include stock based compensation expense.

•                  Interest expense, Interest income and Interest expense, net – Capital Trust. By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures. Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income tax expense. By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates. Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Depreciation and amortization. By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses. Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives. Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Equity in loss (income) of affiliates, net. This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests. As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results. However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other expense and special charges. These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next. By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next. Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007	2006	2005	2007	2006	2005
	(In thousands)			(In thousands)

Net income	$9,741	$16,543	$11,678	$31,012	$54,577	$90,368
Add: Income tax expense	2,138	9,531	7,288	18,656	30,807	(4,154)
Add: Equity in loss (income) of affiliates, net of tax	733	(37)	(279)	1,564	(102)	(899)
Add: Interest expense, net - Capital Trust	2,438	2,438	2,438	7,313	7,313	7,313
Add: Interest expense	15,926	16,427	16,385	47,846	48,942	49,050
Add: Interest income	(555)	(1,736)	(972)	(1,309)	(4,983)	(2,174)
Add: Other expense	—	—	—	—	2,501	—
Operating income	30,421	43,166	36,538	105,082	139,055	139,504
Add: Depreciation and amortization	13,310	14,634	12,427	42,492	46,103	38,861
Adjusted EBITDA	$43,731	$57,800	$48,965	$147,574	$185,158	$178,365

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow. Free cash flow reflects our net cash flow from operating activities less capital expenditures. Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group. Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs. Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such. Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow. In addition, our calculation of free cash flow may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007	2006	2005	2007	2006	2005
	(In thousands)			(In thousands)

Net cash provided by operating activities	$37,115	$65,453	$42,855	$86,732	$154,282	$97,498
Less capital expenditures	12,610	17,689	8,139	42,103	38,288	24,706
Free cash flow	$24,505	$47,764	$34,716	$44,629	$115,994	$72,792

Contacts:

Harry Hawks

Executive VP, Chief Financial Officer

(212) 887-6823

Ellen McClain

VP, Finance

(212) 887-6825

Tom Campo

Director, Investor Relations

(212) 887-6827